Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Announces $75 Million Upsize of Term Loan

Englewood, Colorado - January 27, 2015 - Westmoreland Coal Company (NasdaqGM: WLB, “Westmoreland”) announced today that, effective as of January 22, 2015, it has amended its term loan credit agreement (the “Credit Agreement”) with the Bank of Montreal, as administrative agent, to increase Westmoreland’s term loan by $75 million, for an aggregate principal term loan amount of $425 million. The amendments to the Credit Agreement were made in connection with Westmoreland’s recently completed acquisition of Buckingham Coal Company, LLC and further provide that the additional $75 million term loan will be governed by the terms and conditions of the Credit Agreement.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include sub-bituminous and lignite coal mining in the Western United States and Canada, a char production facility, and a 50% interest in an activated carbon plant. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. These statements involve known and unknown risks, which may cause actual results to differ materially from results expressed or implied by the forward-looking statements. These forward-looking statements are based on Westmoreland’s current expectations and beliefs concerning future developments and their potential effect on the company. These forward-looking statements and other information are based on Westmoreland’s beliefs as well as assumptions made by it using information currently available. Such statements reflect Westmoreland’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Westmoreland is making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated. Such factors include, but are not limited to, the risks that are described under the heading “Risk Factors” in Westmoreland’s Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Westmoreland undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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Westmoreland Contact: Kevin Paprzycki (855) 922-6463